Exhibit 99.1

Yanglin Soybean, Inc. Reports Third Quarter 2010 Financial Results

HEILONGJIANG, China, Nov. 15, 2010 /PRNewswire-Asia-FirstCall/ — Yanglin Soybean, Inc. (OTC Bulletin Board: YSYB) ("Yanglin" or the "Company"), one of the leading domestic processors of soybean products in China, today reported unaudited financial results for the third quarter ended September 30, 2010.

Mr. Shulin Liu, Chief Executive Officer of Yanglin Soybean Inc., commented, "Yanglin has endured difficulties under the unfavorable pricing environment for our raw materials as well as for our end products. Despite the price squeeze by the Chinese government's guided price of domestic soybeans, which was a prerequisite for domestic soybean processors to obtain the subsidy announced by the government in the end of November 2009 and thus pushed soybean prices above normal market level, we ended the third quarter 2009 with approximately $28.7 million in cash and a still-untapped credit line of approximately $73.6 million. In addition, we paid off our short-term bank loans during the quarter. We strongly believe as one of the largest soybean crushers in Northeast China, with an annual production capacity of 520,000 metric tons, we are well positioned in the domestic soybean market to benefit when pricing returns to a more normal level."

Third Quarter 2010 Results

Total revenues for the third quarter of 2010 were $37.4 million, compared to $39.6 million recorded for the same period in 2009. Sales decreased during the 2010 third quarter because of the adjustment of operation levels due to reduced supply of raw material caused mainly by farmers' high price expectation. To counter the negative effect of reduced supply, Yanglin has taken the measure to scale back the production.

Net sales
(in thousand US$)
	Three Months Ended
	September 30
	2010	2009	% Change

Soybean Meal	$19,898.4	$22,283.1	-10.7%
Soybean Oil	$10,433.8	$10,374.7	0.6%
Salad Oil	$2,349.4	$1,901.2	23.6%
Squeezed Oil	$357.7	$321.0	11.4%
Soy Protein Concentrate	$703.1	$1,047.1	-32.9%
Low-temp Soy Meal	$3,677.9	$3,643.4	0.9%
Total Net Sales	$37,420.2	$39,570.4	-5.4%

Gross loss for the third quarter of 2010 was approximately $1.6 million, as compared to a gross loss of $4.3 million for the same period in 2009. In the third quarter of 2010, soybean supply was greatly reduced on the market and soybean prices were at historically high levels, and the farmers were reluctant to sell these remaining stocks because they expected an increase in future soybean prices, based on the previous price-supporting policies of the Chinese government and the rising trend of soybean prices in the international futures market. Meanwhile the large imports of soybeans negatively affected the prices and profitability of soybean products made from domestic soybeans on the Chinese market. Yanglin has undertaken a series of initiatives to reduce costs, such as adjusting production levels downward.

Total operating expenses for the third quarter of 2010 decreased to $788,450, from $1.3 million in the same period of 2009. Selling expenses for the third quarter of 2010 increased to $61,496 as compared to $26,764 in the same period of 2009. General and administrative expenses for the third quarter of 2010 were $506,551, as compared to $668,239 in the same period of 2009. The operating expenses in the third quarter of 2010 included an impairment charge of $220,403 as the Company has found the value in use of one salad oil lines in Plant 1 has been further impaired, because it's technically outdated and there was no market for such equipment as at the end of the third quarter of 2010.

Operating loss for the third quarter of 2010 was $2.3 million, as compared with of an operating profit of $5.6 million for the same period in 2009. Yanglin has been recognized as a "Key Leading Enterprise" in the industrial sector of the important agriculture industry by the Chinese government. The Company continues to benefit from its income tax exempt status during the entire fiscal year 2010.

Effective January 1, 2009, we adopted the provisions of FASB ASC Topic 815, "Derivatives and Hedging" ("ASC 815"). As a result of adopting ASC 815, we recorded non-cash income of $3,167,950 for the third quarter of 2009, as restated, and $11,962,404 for the third quarter of 2010, resulting from the change in fair value of warrants issued to investors in conjunction with the Company's Series A Convertible Preferred Stock in October 2007. The accounting treatment of the warrants resulted from an anti-dilution provision to the warrant holders. Such non-cash income is not related to our operations.

After including the above non-cash income resulting from the change in fair value of warrants, net income for the third quarter of 2010 totaled $9.5 million, or $0.32 per diluted share, compared with net loss of $2.5 million, or $0.08 per diluted share in the same period one year ago.

Cash Positions

The Company's balance sheet as of September 30, 2010 included cash and cash equivalents of $28.7 million, compared with $34.8 million at December 31, 2009. The Company has net working capital of $27.3 million as at September 30, 2010. Total shareholders' equity was $48.1 million.

For the first nine months of 2010, the Company generated net cash from operating activities of $723,548.

Conference Call

The Company will host a conference call on Wednesday, November 17, 2010 at 8:00 A.M. Eastern Time / 9:00 P.M. Beijing Time. A question and answer session will follow management's presentation.

To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the Yanglin Soybean conference call:

Phone Number: +1-877-407-0782 (North America)
Phone Number: +1-201-689-8567 (International)

A replay of the call will be available through Wednesday, November 24, 2010 until 11:59 P.M. Eastern Time.

For the replay, please call:
Phone Number: +1-877-660-6853 (North America)
Phone Number: +1-201-612-7415 (International)
Account Number: 286
Conference ID Number: 361207

About Yanglin

Yanglin Soybean, Inc. is one of the leading domestic soybean processors in China. The Company manufactures soybean oil, salad oil and soybean meal with an annual processing capacity of 520,000 metric tons in 2008. The Company's products are sold directly to its customers or through distributors. Majority of Yanglin Soybean's customers are located in Northern China.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by the Company constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned capacity expansion and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's acceptance, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

Consolidated Statement of Operations and Comprehensive (Loss) Income
(Stated in US Dollars) (unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$37,420,188	$39,570,374	$121,444,716	$122,358,237

Cost of sales	(38,977,219)	(43,915,230)	(125,607,377)	(132,058,859)

Gross (loss) profit	(1,557,031)	(4,344,856)	(4,162,661)	(9,700,622)

Operating expenses

Selling expenses	(61,496)	(26,764)	(193,411)	(156,317)
General and administrative expenses	(506,551)	(679,885)	(2,165,724)	(2,041,925)
Impairment loss of long-lived assets	(220,403)	(584,699)	(572,150)	(584,699)
(Loss) gain on disposal of property, plant and equipment	-	-	-	(230,025)

Total operating expenses	(788,450)	(1,291,348)	(2,931,285)	(3,012,966)

(Loss) income from operations	(2,345,481)	(5,636,204)	(7,093,946)	(12,713,588)

Interest expenses	(149,595	(95,900)	(727,072)	(341,417)
Interest income	18,256	18,676	69,748	137,988
Other expenses	-	(204)	(351)	(1,235)
Changes in fair value of warrants	11,962,404	3,167,950	23,782,777	32,724,533

Income (loss) before income taxes and other comprehensive income	9,485,584	(2,545,682)	16,031,156	19,806,281

Income taxes	-	-	-	-

Net (loss) income	$9,485,584	$(2,545,682)	$16,031,156	$19,806,281

Foreign currency translation adjustment	215,605	66,069	1,075,030	167,127
Comprehensive (loss) income	$9,701,189	$(2,479,613)	$17,106,186	$19,973,408

(Loss) earnings per share
Basic	$0.46	$(0.13)	$0.78	$0.99
Diluted	$0.32	$(0.13)	$0.53	$0.62

Weighted average shares outstanding
Basic	20,465,119	20,270,478	20,465,119	20,091,152
Diluted	30,000,002	20,270,478	30,000,002	32,034,068

CONSOLIDATED BALANCE SHEETS
AS AT SEPTEMBER 30, 2010, AND DECEMBER 31, 2009
(Stated in US Dollars)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets
Cash	$28,651,562	$34,811,611
Cash-restricted	247,961	1,740,605
Trade receivables, net	338	332
Inventories	1,303,051	8,356,345
Advances to suppliers	12,710	12,451
Prepaid VAT and other taxes	6,072,421	4,917,250
Other receivables and prepaid expenses	65,023	108,200
Total current assets	36,353,066	49,946,794

Property, plant and equipment, net	25,717,596	27,297,365
Assets held for sale	-	570,409
Intangible assets, net	4,342,790	4,415,908

TOTAL ASSETS	$66,413,452	$82,230,476

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term bank loans	$7,464,803	$20,476,218
Loans from related parties - current	56,073	53,676
Accounts payable	1,542	20,866
Other payables	34	824,424
Customers deposits	985,915	1,395,524
Accrued liabilities	558,091	635,474
Total current liabilities	9,066,458	23,406,182

Long-term liabilities
Long-term bank loan	5,225,363	-
Loan from related parties – non-current	265,630	314,191
Warrant liability	3,790,921	27,573,698
TOTAL LIABILITIES	18,348,372	51,294,071

STOCKHOLDERS' EQUITY
Convertible preferred stock - Series A $0.001 par value, 50,000,000 shares authorized; 10,000,000 shares issued and outstanding as of September 30, 2009 and December 31, 2008	9,535	9,535
Common stock - $0.001 par value, 100,000,000 shares authorized; 20,000,003 shares issued and outstanding as of September 30, 2009 and December 31, 2008	20,465	20,465
Additional paid-in capital	27,922,238	27,899,749
Statutory reserves	5,628,636	5,628,636
Retained earnings/(accumulated deficit)	6,078,110	(9,953,046)
Accumulated other comprehensive income	8,406,096	7,331,066
Total stockholders' equity	48,065,080	30,936,405

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$66,413,452	$82,230,476

CONTACT: Yanglin Soybean, Inc., Mr. Bode Xu, Chief Financial Officer, cfo@yanglinsoybean.com